Exhibit 10.35

Payments to Directors

Directors of the Company are currently compensated on the following basis:

(1) Directors who are not officers or employees of the Company or a subsidiary of the Company (Outside Directors) receive a fee of $2,000 for each physical Board or Board Committee meeting, a fee of $500 for each telephonic Board or Board Committee meeting in which they participate, and an annual retainer of $45,000, payable each January for the entire year. They do not receive fees for the execution of written consents in lieu of Board meetings or in lieu of Board committee meetings. They receive reimbursement for their travel and lodging expenses if they do not live in the area where a meeting is held.

(2) Beginning January 1, 2007, the outside directors who chair the Audit Committee, the Compensation Committee and the Governance and Nominating Committee receive annual Committee Chair retainers, payable in quarterly installments. The Audit Committee Chair receives $10,000 and the Compensation Committee Chair and the Governance and Nominating Committee Chair each receive $5,000.

(3) Pursuant to the provisions of a non-employee director subplan under the Company’s is then active omnibus incentive plan, each Outside Director is automatically awarded annually non-qualified stock options on 6,000 shares of Company common stock on the first day of each calendar year in which stock is traded on the New York Stock Exchange at the NYSE market closing price on that date. Each of Messrs. Adair, Boren, Ingram, Lanier, McCormick, Newton Perry, Lamar Smith and Zucconi and Ms. Buchan received a 6,000 share stock option on January 3, 2007 at the grant-date fair market exercise price of $64.46 per share pursuant to the 2005 Incentive Plan.

The entire Board may award non-qualified stock options on a non-formula basis to all or such individual Outside Directors as it selects under the non-employee director subplan of the 2007 Long-Term Compensation Plan and could also make such awards under the 2005 Incentive Plan until it was terminated in April 2007. Such options may be awarded at such times and for such number of shares as the Board in its discretion determines. The price of such options will be fixed by the Board at the fair market value of the stock on the grant date. No stock options were awarded on a non-formula basis in 2007.

Non-employee directors could also complete a timely irrevocable election for a calendar year and defer annual director compensation (retainers and Board and Committee meeting fees assuming attendance at all scheduled meetings) pursuant to the 2005 Incentive Plan in 10% increments but not less than 50% of such compensation into non-qualified stock options. Any such deferred compensation stock options were granted an exercise price equal to the fair market value (NYSE market closing price) on a date selected by the Compensation Committee during January in the calendar year to which the election relates. Harold McCormick made a timely election to defer 100% of his 2007 annual compensation and on January 19, 2007 was awarded 2,562 options with a grant date fair market value of $64.59.

Outside directors receive very limited perquisites and other personal benefits, which may include holiday gifts, personal use of Company airplanes and costs associated with spouses’ travel to Board meetings. In 2007, no outside directors received perquisites with an aggregate incremental cost to the Company in excess of $10,000.

The retirement program for non-employee directors was terminated in February 2000. Directors who had already retired prior to the program’s termination continue to receive their cash benefits, while directors who had an accrued but unpaid benefit on the termination date converted the present values of such retirement benefits on that date to stock options.

Non-employee directors may also elect to defer their director compensation to the Company’s traditional deferred compensation plan, which is more fully described in Compensation Discussion and Analysis on page 29. Director Joseph L. Lanier, Jr. has deferred compensation into the plan in the past but is not currently doing so. He receives interest, which is not paid at preferential or above-market rates, on his plan balance. He is not currently receiving any payments from this plan. No other directors participate in this plan.

Directors who are employees of the Company or its subsidiaries receive no compensation for Board service.